                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            HEWLETT-PACKARD COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

-------------------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

      ----------------------------------
                                                   [LOGO OF HEWLETT-PACKARD]
----------  HEWLETT-PACKARD COMPANY
            3000 Hanover Street
            Palo Alto, California 94304

                                                 ------------------------------
                                                 LEWIS E. PLATT
                                                 Chairman, President and
                                                 Chief Executive Officer

     To the Shareholders:

     I am pleased to invite you to attend the annual meeting of the shareholders of Hewlett-Packard Company (the "Company") to be held on Tuesday, February 27, 1996 at 2 o'clock in the afternoon in the Oak Room of the Company's facility at 19447 Pruneridge Avenue, Cupertino, California. The annual meeting of shareholders is more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

     FOR THE FIRST TIME, THIS YEAR WE WILL BE REQUIRING ADMISSION TICKETS FOR SHAREHOLDERS WISHING TO ATTEND THE MEETING IN PERSON. IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE FOLLOW THE PROCEDURE FOR OBTAINING AN ADMISSION TICKET DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING OF SHAREHOLDERS.

     Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to complete, sign and return the enclosed proxy as soon as possible in the envelope provided. This will ensure your representation at the annual meeting if you do not attend in person.

     Sincerely,

    /s/ LEWIS E. PLATT

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            HEWLETT-PACKARD COMPANY

        3000 HANOVER STREET, PALO ALTO, CALIFORNIA 94304 (415) 857-1501

          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS--FEBRUARY 27, 1996

To the Shareholders:


  The annual meeting of the shareholders of Hewlett-Packard Company, a California corporation (the "Company"), will be held, as provided in the Company's Amended By-Laws, on Tuesday, February 27, 1996, at 2 o'clock in the afternoon in the Oak Room of the Company's facility located at 19447 Pruneridge Avenue, Cupertino, California, for the following purposes:

  1. To elect a Board of 14 Directors to serve for the ensuing year.

  2. To consider and act upon a proposal that the shareholders approve the appointment of Price Waterhouse LLP as the Company's independent accountants for the 1996 fiscal year.

  3. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

  Nominees for directors are set forth in the enclosed Proxy Statement.

  Only shareholders of record at the close of business on Friday, December 29, 1995, will be entitled to vote at this meeting. IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK THE APPROPRIATE BOX ON THE ENCLOSED PROXY CARD. IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME AND YOU PLAN TO ATTEND THE MEETING, PLEASE SEND A WRITTEN REQUEST FOR AN ADMISSION TICKET, TOGETHER WITH EVIDENCE OF YOUR STOCK OWNERSHIP (WHICH YOU CAN OBTAIN FROM YOUR BANK OR STOCK BROKER), TO D. CRAIG NORDLUND, SECRETARY, HEWLETT-PACKARD COMPANY, 3000 HANOVER STREET, MS 20 BQ, PALO ALTO, CALIFORNIA 94304. BECAUSE SPACE IS LIMITED, NO MORE THAN TWO TICKETS WILL BE ISSUED TO EACH SHAREHOLDER.

  The meeting will begin promptly at 2 o'clock. In order to avoid disruption, shareholders who arrive after the meeting has begun will not be admitted.

                                             By Order of the Board of
                                             Directors

                                             D. CRAIG NORDLUND
                                             Associate General Counsel and
                                             Secretary

Palo Alto, California
January 15, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                PROXY STATEMENT

                              ------------------

                 SOLICITATION OF PROXY, REVOCABILITY AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Hewlett-Packard Company, a California corporation (the "Company" or "HP"), for use at the 1996 annual meeting of shareholders to be held on February 27, 1996. Only shareholders of record on December 29, 1995 will be entitled to vote at that meeting. On December 29, 1995, the Company had approximately 512.7 million shares of Common Stock issued and outstanding.

  The Company's principal executive offices are located at 3000 Hanover Street, Palo Alto, California 94304. The approximate date on which the Proxy Statement and the accompanying proxy are first being sent to shareholders is January 15, 1996.

VOTING

  Each share of Common Stock outstanding on the record date is entitled to one vote. In addition, each shareholder, or his proxy, entitled to vote upon the election of directors may cumulate his votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which his shares are entitled, or distribute his votes calculated on the same principle among as many candidates as he thinks fit. No shareholder or proxy, however, shall be entitled to cumulate votes unless such candidate or candidates have been nominated prior to the voting and the shareholder has given notice at the meeting, prior to the voting, of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder gives such notice, all shareholders may cumulate their votes for candidates in nomination. An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of all items being submitted to the shareholders for their consideration. An automated system administered by the Company's transfer agent tabulates the votes. Both abstentions and broker non-votes are included in the determination of the number of shares present and voting. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

REVOCABILITY OF PROXIES

  Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company an instrument of revocation or by the presentation at the meeting of a duly executed proxy bearing a later date. It also may be revoked by attendance at the meeting and election to vote in person.

SOLICITATION

  The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material which may be furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The solicitation of proxies will be made by the use of the mails and through direct communication with certain shareholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation therefor. The Company has engaged Corporate Investor Communications, Inc. ("CIC") to solicit proxies and distribute materials to brokerage houses, banks, custodians and other nominee holders. The Company will pay CIC $5,500 for these services, plus expenses.

      INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  COMPENSATION OF DIRECTORS--STANDARD ARRANGEMENTS. Directors who were not otherwise employed by the Company were paid an annual retainer of $30,000 during fiscal 1995 and received an additional fee of $1,500 for attendance at each meeting of the Board of Directors, as well as $1,200 for attendance at each meeting of a committee of the Board. Directors who are employed by the Company receive a fee of $1,500 for attendance at each meeting of the Board of Directors but are not compensated for attendance at meetings of committees of the Board. A non-employee director serving as a committee chairman receives an additional $3,000 per year. Non-employee directors may elect to receive stock options in place of the $30,000 annual retainer fee pursuant to the Company's 1987 Director Option Plan. Directors are reimbursed for any expenses attendant to Board membership.

  COMPENSATION OF DIRECTORS--OTHER ARRANGEMENTS. In addition to the standard arrangements described above, each non-employee director receives $5,000 per year in deferred compensation under the Company's Independent Director Deferred Compensation Program (the "Independent Director Program"). The purpose of the Independent Director Program is to encourage independent directors of the Company to continue to provide services that are considered essential to the Company's progress and thus give them further incentive to continue as directors of the Company. Directors of the Company who are not employees of the Company or any subsidiary of the Company are eligible to participate in the Independent Director Program. On March 1 of each year until an independent director terminates his services with the Company for any reason, the Company credits $5,000 to a reserve fund to provide deferred compensation for the director. The money allocated is credited with interest compounded semi-annually. Upon termination of the independent director's services with the Company, the entire amount then allocated to the reserve fund for such director, including all accrued interest, will be paid in a lump sum to the director, or a designated beneficiary if termination of services is due to death. If an independent director terminates services before the last day of February of any year, the amount of deferred compensation and interest payable to such director will be prorated to reflect the number of whole months of service performed by such director in that year.

  BOARD OF DIRECTORS--During fiscal 1995 there were eight meetings of the Board of Directors.

  AUDIT COMMITTEE--The Company's Audit Committee consisted of six non-employee directors in fiscal 1995: Shirley M. Hufstedler (Chair), Richard A. Hackborn, Harold J. Haynes, Walter B. Hewlett, David M. Lawrence and Paul F. Miller, Jr. The Audit Committee met four times in fiscal 1995. The Audit Committee meets independently with the internal auditing staff, with representatives of the Company's independent accountants and with representatives of senior management. The committee reviews the general scope of the Company's annual audit and internal audit program, matters relating to internal control systems and the fee charged by the independent accountants. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the Company's independent accountants and for recommending the engagement or discharge of the Company's independent accountants. The committee is also responsible for monitoring the Company's compliance with the principles of the Defense Industry Initiative.

  COMPENSATION COMMITTEE--In fiscal 1995, the Company had a Compensation Committee consisting of five non-employee directors: John B. Fery (Chair), Thomas E. Everhart, Harold J. Haynes, Susan P. Orr and Donald E. Petersen. The committee met five times in fiscal 1995. The committee is responsible for approving and reporting to the Board on the annual compensation for all officers, including salary, stock options, stock appreciation rights and restricted stock, including performance-based restricted stock. The committee is also responsible for granting stock awards, stock options, stock appreciation rights and other awards to be made under the Company's existing incentive compensation plans.

  ORGANIZATION REVIEW AND NOMINATING COMMITTEE--In fiscal 1995, the Company's Organization Review and Nominating Committee consisted of seven directors:
Harold J. Haynes (Chair), Richard A. Hackborn, Walter B. Hewlett, George A. Keyworth II, David W. Packard, Donald E. Petersen and Lewis E. Platt. The committee met five times in fiscal 1995. The committee is responsible for proposing a slate of directors for election by the shareholders at each annual meeting and for proposing candidates to fill any vacancies on the Board. The committee will consider candidates for Board membership proposed by shareholders who have complied with the procedures described beginning on page
4. Any shareholder wishing to recommend or nominate a candidate for director must follow such procedures.

  EXECUTIVE COMMITTEE--The Company also has an Executive Committee, which consisted of two directors in fiscal 1995: Lewis E. Platt (Chair) and Robert P. Wayman. Pursuant to the Company's Amended By-Laws, the Executive Committee has all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, except those powers that, by law, cannot be delegated by the Board of Directors. The Executive Committee met five times during fiscal 1995.

  FINANCE AND INVESTMENT COMMITTEE--The Company's Finance and Investment Committee was composed of five directors in fiscal 1995: Paul F. Miller, Jr. (Chair), Thomas E. Everhart, Jean-Paul G. Gimon, David W. Packard and Robert P. Wayman. The Finance and Investment Committee, which met five times in fiscal 1995, is responsible for the supervision of the investment of all assets held by the Company's Retirement Plan, Deferred Profit-Sharing Plan and other employee benefit funds, for reviewing the investment results of pension plans of the Company's international subsidiaries and for establishing and reviewing policies regarding the investment of general corporate assets, the issuance of debt and the use of derivative instruments to manage currency and interest rate exposure.

  In fiscal 1995, all directors attended at least 75% of the meetings of the Board and all committees of the Board of which they were members.

                             ELECTION OF DIRECTORS

  The directors of the Company are elected annually to serve until the next annual meeting of the shareholders and until their respective successors are elected. All of the nominees except David M. Lawrence and Sam Ginn have served as directors since the last annual meeting. Dr. Lawrence was elected by the Board of Directors in May 1995. Mr. Ginn is standing for election as a director for the first time at this year's annual meeting. Proxies may be voted for 14 directors.

  In the event a shareholder entitled to vote for the election of directors at a meeting wishes to propose a candidate for consideration by the Organization Review and Nominating Committee as a possible nominee for management's proposed slate of directors, or such shareholder wishes to make a director nomination at a shareholder meeting, then written notice of such shareholder's intent to make such nomination must be given, either by personal delivery or by United States mail, postage prepaid, to D. Craig Nordlund, Secretary, Hewlett-Packard Company, 3000 Hanover Street, Palo Alto, California 94304, not later than: (i) with respect to the election to be held at an annual meeting of shareholders, 90 days in advance of such meeting, and (ii) with respect to any election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (b) a representation that such shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder, (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the "Commission") if such nominee had been nominated, or intended to be nominated by the Board of Directors, and (e) the consent of each nominee to serve as a director of the Company if elected. The chairman of a shareholder meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

  Biographical summaries and ages as of December 29, 1995 of individuals nominated by the Board of Directors for election as directors appear on pages 5 through 8 of this Proxy Statement. Data with respect to the number of shares of the Company's Common Stock beneficially owned by all current directors and board nominees, directly or indirectly, as of that date, appears on pages 8 through 11 of this Proxy Statement.

THOMAS E. EVERHART; AGE 63; PRESIDENT, CALIFORNIA INSTITUTE OF TECHNOLOGY

  Dr. Everhart was elected a director of the Company in July 1991. He has been President of the California Institute of Technology since 1987. Dr. Everhart is a director of General Motors Corporation and Reveo, Inc. He also is a director of KCET, a public television station in Los Angeles, and the Corporation for National Research Initiatives.

JOHN B. FERY; AGE 65; RETIRED CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, BOISE CASCADE CORPORATION

  Mr. Fery was elected a director of the Company in 1982. He became Chairman of the Board and Chief Executive Officer of Boise Cascade Corporation in 1978. He retired as Chief Executive Officer of Boise Cascade Corporation in 1994 and as Chairman of the Board in 1995. Mr. Fery currently serves as a director of Albertson's Inc., West One Bancorp and The Boeing Company.

JEAN-PAUL G. GIMON; AGE 59; GENERAL REPRESENTATIVE IN NORTH AMERICA, CREDIT LYONNAIS S.A.

  Dr. Gimon was elected a director of the Company in 1993. He has been the General Representative in North America with Credit Lyonnais S.A., a major global banking institution based in France, since 1984. Dr. Gimon is the son-in-law of Company co-founder William R. Hewlett and is a brother-in-law of director Walter B. Hewlett. Dr. Gimon also serves on the Board of Directors of Belle Haven Land Company, R.V.I. America Corporation and BCCORP LLC.

SAM GINN; AGE 58; CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF AIRTOUCH
COMMUNICATIONS

  Mr. Ginn will stand for election as a director of the Company in February 1996. He has been Chairman and Chief Executive Officer of AirTouch Communications (formerly known as PacTel Corporation) since December 1993. He was Chairman and Chief Executive Officer of the Pacific Telesis Group from 1988 until December 1993. Mr. Ginn currently serves as a director of Transamerica Corporation, Chevron Corporation and Safeway Inc.

RICHARD A. HACKBORN; AGE 58; RETIRED EXECUTIVE VICE PRESIDENT, HEWLETT-PACKARD COMPANY

  Mr. Hackborn has been a director of the Company since 1992. He retired as a Company Officer in November 1993 after a 33-year career with the Company. He was Executive Vice President, Computer Products Organization from 1990 until his retirement. Mr. Hackborn currently serves as a director of Microsoft Corporation and is also a member of the Idaho State Information Technology Advisory Council.

WALTER B. HEWLETT; AGE 51; INDEPENDENT RESEARCHER AND DIRECTOR, CENTER FOR COMPUTER ASSISTED RESEARCH IN THE HUMANITIES

  Mr. Hewlett was elected a director of the Company in 1987. He is an independent software developer involved with computer applications in the humanities. In 1994, Mr. Hewlett participated in the formation of a new telephone company, Vermont Telephone Company of Springfield, Vermont. He currently serves as Chairman of that company. In 1990, Mr. Hewlett founded Merit Software Corporation, of which he is President and a director. Merit Software develops software for research in the humanities. In 1984, Mr. Hewlett founded the Center for Computer Assisted Research in the Humanities, for which he serves as Director. Mr. Hewlett has been a trustee of The William and Flora Hewlett Foundation since its founding in 1966 and currently serves as its Chairman. Mr. Hewlett is the son of Company co-founder William R. Hewlett and is a brother-in-law of director Jean-Paul G. Gimon.

GEORGE A. KEYWORTH II; AGE 56; CHAIRMAN AND SENIOR FELLOW, THE PROGRESS & FREEDOM FOUNDATION

  Dr. Keyworth became a director of the Company in 1986. Prior to assuming his current position with The Progress & Freedom Foundation, a public policy research institute, in 1995, he had been a Distinguished Fellow of the Hudson Institute since 1985. He was Science Advisor to the President and Director of the White House Office of Science and Technology Policy from 1981 through 1985, and prior to that time was the Director of the Experimental Physics Division at the Los Alamos Scientific Laboratory. He also served as a member of the President's Commission on Industrial Competitiveness from 1984 to 1985 and the National Commission on Superconductivity from 1989 to 1990. Dr. Keyworth is also a director of e.on Corporation, North Texas Research and Development Corp., and Novalink Technologies, Inc. He holds various honorary degrees and is an honorary professor at Fudan University in Shanghai, People's Republic of China.

DAVID M. LAWRENCE, M.D.; AGE 55; CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, KAISER FOUNDATION HEALTH PLAN, INC. AND KAISER FOUNDATION HOSPITALS

  Dr. Lawrence became a director of the Company in 1995. He has been Chairman of the Board since 1992 and Chief Executive Officer since 1991 of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals. He held a number of management positions with those organizations prior to assuming his current positions, including Vice Chairman of the Board and Chief Operating Officer. Dr. Lawrence also is a director of Pacific Gas and Electric Company.

PAUL F. MILLER, JR.; AGE 68; RETIRED PARTNER, MILLER, ANDERSON & SHERRERD, LLP

  Mr. Miller was elected a director in 1984. In 1995, he retired as a limited partner of the investment management firm of Miller, Anderson & Sherrerd, LLP. He was a general partner of Miller, Anderson & Sherrerd, LLP from 1969 to 1991 and a limited partner of that firm from 1991 to 1995. Mr. Miller is a director of The Mead Corporation, Rohm and Haas Company, SPS Technologies and LTCB-MAS, a joint venture of Miller, Anderson & Sherrerd and Long-Term Credit Bank of Japan. He also serves as a trustee of the University of Pennsylvania, a member of the Board of Overseers of the Wharton School, a trustee of the Colonial Williamsburg Foundation and director of the World Wildlife Fund.

SUSAN PACKARD ORR; AGE 49; PRESIDENT, TECHNOLOGY RESOURCE ASSISTANCE CENTER

  Ms. Orr became a director of the Company in 1993. Since 1986 she has been President and owner of the Technology Resource Assistance Center, which provides computer consulting and software development services to non-profit organizations. She was formerly an economist at the National Institutes of Health and a senior programmer and project leader in Health Computer Services at the University of Minnesota. Ms. Orr also serves as President and a director of The David and Lucile Packard Foundation, and as Vice President and director of The Packard Humanities Institute. She is the daughter of Chairman Emeritus David Packard and is the sister of director David W. Packard.

DAVID WOODLEY PACKARD; AGE 55; PRESIDENT, THE PACKARD HUMANITIES INSTITUTE AND THE STANFORD THEATRE FOUNDATION


  Dr. Packard became a director of the Company in 1987. He also founded The Packard Humanities Institute in that year for the development of technology to support basic research in the humanities. In 1984, Dr. Packard founded the Ibycus Corporation, which sells computer systems specially designed for work with ancient languages, and has served as its Chairman and President since its inception. Prior to founding Ibycus, he was a professor of ancient Greek. He also serves on the boards of other non-profit organizations, including The David and Lucile Packard Foundation. Dr. Packard is the son of Chairman Emeritus David Packard and is the brother of director Susan P. Orr.

DONALD E. PETERSEN; AGE 69; RETIRED CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, FORD MOTOR COMPANY


  Mr. Petersen has served as a director of the Company since 1987. He was Chairman of the Board of Directors and Chief Executive Officer of Ford Motor Company from 1985 until his retirement in 1990. Mr. Petersen is also a member of the Board of Directors of Dow Jones & Company, Inc., The Boeing Company and four mutual fund boards of the Capital Research & Management Corp. He is a member of the National Academy of Engineering, the National Research

Council Industry Advisory Board and the Science, Technology and Economic Policy Board. He is also active in education programs at Stanford University and the University of Washington in engineering and manufacturing management.

LEWIS E. PLATT; AGE 54; CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND CHAIRMAN OF THE EXECUTIVE COMMITTEE, HEWLETT-PACKARD COMPANY

  Mr. Platt has served as a director of the Company, President and Chief Executive Officer since November 1992 and has served as Chairman since September 1993. He was an Executive Vice President from 1987 to 1992. Mr. Platt held a number of management positions in the Company prior to becoming its President, including managing the Computer Systems Organization from 1990 to 1992. He is a director of Molex Inc. and Pacific Telesis. He also serves on the Wharton School Board of Overseers.

ROBERT P. WAYMAN; AGE 50; EXECUTIVE VICE PRESIDENT, FINANCE AND ADMINISTRATION AND CHIEF FINANCIAL OFFICER, HEWLETT-PACKARD COMPANY

  Mr. Wayman has served as a director of the Company since December 1993. He has been an Executive Vice President responsible for finance and administration since 1992. He has held a number of financial management positions in the Company and was elected a Vice President and Chief Financial Officer in 1984. He is a director of Consolidated Freightways, Inc. and Sybase Inc. He also serves as a member of the Board of the Private Sector Council and of the Kellogg Advisory Board, Northwestern University.

                  COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The Company is not aware of any person who, on December 29, 1995, was the beneficial owner of 5% or more of the Company's outstanding Common Stock, except for David Packard, William R. Hewlett, Susan P. Orr and David W. Packard. The following table sets forth information concerning such ownership as of December 29, 1995. The table also shows information concerning beneficial ownership by all directors and board nominees, by each of the executive officers named in the Summary Compensation Table beginning on page 12 (the "Summary Compensation Table") and by all directors and executive officers as a group. The number of shares beneficially owned by each director or executive officer is determined under rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of December 29, 1995 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

                                            AMOUNT AND NATURE OF     PERCENT OF
                                          BENEFICIAL OWNERSHIP/(1)/    CLASS
                                         --------------------------- ----------
David Packard
 1501 Page Mill Rd.
 Palo Alto, CA 94304.................... 71,757,414/(2)/                14.0%
William R. Hewlett
 1501 Page Mill Rd.
 Palo Alto, CA 94304.................... 37,957,496/(3)//(4)/            7.4%
Edward W. Barnholt...................... 124,706 Direct/(5)/
                                         1,628 Indirect/(6)/               *
Richard E. Belluzzo..................... 101,733/(7)/                      *
Thomas E. Everhart...................... 2,588 Direct/(8)/
                                         9,550 Indirect/(9)/               *
John B. Fery............................ 7,482/(10)/                       *
Jean-Paul G. Gimon...................... 100 Direct
                                         4,845,116 Indirect/(11)/          *
Sam Ginn................................ 0
Richard A. Hackborn..................... 10,742                            *
Harold J. Haynes........................ 6,000                             *
Walter B. Hewlett....................... 237,780 Direct
                                         4,285,580 Indirect/(12)/          *
Shirley M. Hufstedler................... 10,402/(13)/                      *
George A. Keyworth II................... 2,020 Direct
                                         2,000 Indirect/(14)/              *
David M. Lawrence....................... 0
Paul F. Miller, Jr...................... 38,878/(15)/                      *
Susan P. Orr
 3000 Hanover St.
 Palo Alto, CA 94304.................... 1,158,452 Direct
                                         25,463,850 Indirect/(16)/       5.2%
David Woodley Packard
 3000 Hanover St.
 Palo Alto, CA 94304.................... 758,284 Direct
                                         25,502,490 Indirect/(17)/       5.1%
Donald E. Petersen...................... 7,488                             *
Lewis E. Platt.......................... 367,888/(18)/                     *
Willem P. Roelandts..................... 146,801 Direct/(19)/
                                         430 Indirect/(20)/                *
Robert P. Wayman........................ 187,410/(21)/                     *
All Directors and Executive Officers as
 a Group (25 persons)................... 34,275,141/(22)//(23)/          6.7%

---------
* Represents holdings of less than one percent.

(1) Except for Ms. Susan P. Orr and Dr. David W. Packard, who beneficially own 5.2% and 5.1%, respectively, no current director beneficially owns more than 1% of the Company's outstanding shares.

(2) Includes 25,170,400 shares held by The David and Lucile Packard Foundation, of which Ms. Susan P. Orr, Mr. David Packard and Dr. David W. Packard are directors. As directors of the Foundation, they share voting and investment power over these shares with the other Foundation directors. Ms. Orr, Mr. Packard and Dr. Packard disclaim any beneficial interest in all shares owned by the Foundation.

(3) Includes 4,278,600 shares held by The William and Flora Hewlett Foundation, of which Mr. William R. Hewlett, Mr. Walter B. Hewlett and the wife of Dr. Jean-Paul G. Gimon are directors. As directors of the Foundation, they share voting and investment power over these shares with the other Foundation directors. Dr. Gimon and Messrs. William R. Hewlett and Walter
     B. Hewlett disclaim any beneficial interest in all shares owned by the Foundation.

(4) Includes 570,160 shares held in a trust for Mr. William R. Hewlett's grandchildren, of which Mr. Hewlett is a co-trustee. Mr. Hewlett disclaims any beneficial interest in all shares owned by the trust.

(5) Includes 58,150 shares which Mr. Barnholt has the right to acquire within 60 days of December 29, 1995 through the exercise of options.

(6)  Includes 1,628 shares held by Mr. Barnholt's children.

(7) Includes 16,250 shares which Mr. Belluzzo has the right to acquire within 60 days of December 29, 1995 through the exercise of options.

(8) Includes 1,388 shares which Dr. Everhart has the right to acquire within 60 days of December 29, 1995 through the exercise of options.

(9) Includes 7,550 shares held in trust for and 2,000 shares held in the endowment of the California Institute of Technology, over which shares Dr. Everhart shares voting and investment power with other members of the university's Investment Committee.

(10) Includes 5,482 shares which Mr. Fery has the right to acquire within 60 days of December 29, 1995 through the exercise of options.

(11) Includes 566,516 shares held by Dr. Gimon's wife and 4,278,600 shares held by The William and Flora Hewlett Foundation, of which Dr. Gimon's wife is a director. Dr. Gimon disclaims any beneficial interest in all shares held by the Foundation.

(12) Includes 6,340 shares held by Mr. Walter B. Hewlett as a custodian for his children, 640 shares held by his wife, and 4,278,600 shares held by The William and Flora Hewlett Foundation, of which Mr. Hewlett is a director. Mr. Hewlett disclaims any beneficial interest in all shares held by him as custodian, by his wife and by the Foundation.

(13) Includes 5,302 shares which Ms. Hufstedler has the right to acquire within 60 days of December 29, 1995 through the exercise of options.

(14) Includes 2,000 shares held by Dr. Keyworth's wife.

(15) Includes 6,878 shares which Mr. Miller has the right to acquire within 60 days of December 29, 1995 through the exercise of options.

(16) Includes 588 shares held by Ms. Orr's son, 3,908 shares held by Ms. Orr as custodian for her daughter, 11,000 shares held by her husband, 16,162 shares held in a family trust, 261,792 shares held in trust for her children, of which trusts she is a trustee, and 25,170,400 shares held by The David and Lucile Packard Foundation of which Ms. Orr is a director. Ms. Orr disclaims any beneficial interest in all shares held by the Foundation.

(17) Includes 47,988 shares held by Dr. Packard's wife, 9,348 shares owned by his minor children, 258,592 shares held in trust for his children and 16,162 shares held in trust for his family. Also includes 25,170,400 shares held by The David and Lucile Packard Foundation, of which Dr. Packard is a director. Dr. Packard disclaims any beneficial interest in all of these shares.

(18) Includes 184,000 shares which Mr. Platt has the right to acquire within 60 days of December 29, 1995 through the exercise of options.

(19) Includes 98,600 shares which Mr. Roelandts has the right to acquire within 60 days of December 29, 1995 through the exercise of options.

(20) Includes 430 shares held by Mr. Roelandts as custodian for his children.

(21) Includes 117,750 shares which Mr. Wayman has the right to acquire within 60 days of December 29, 1995 through the exercise of options.

(22) Includes an aggregate of 714,775 shares which the directors and executive officers have the right to acquire within 60 days of December 29, 1995 through the exercise of options.

(23) Includes an aggregate of 30,032,912 shares held by directors and executive officers in fiduciary capacities.

SECTION 16(a) REPORTING DELINQUENCIES

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended October 31, 1995, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all
Section 16(a) filing requirements, with the following exceptions: Walter B. Hewlett, director, reported late on amended Form 4s three transactions from prior years involving gifts to his minor children and Susan P. Orr, director, reported late on Form 4 a transaction involving a gift made during the fiscal year ended October 31, 1995. In making these statements, the Company has relied upon the written representations of its directors and officers.

                       COMPENSATION OF EXECUTIVE OFFICERS

  The following table discloses compensation received by the Company's Chief Executive Officer and the four remaining most highly paid executive officers for the three fiscal years ended October 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                   LONG TERM COMPENSATION
                                                -----------------------------
                                   ANNUAL
                                COMPENSATION               AWARDS
                             ------------------ -----------------------------
          (a)           (b)     (c)      (d)          (e)            (f)               (g)
                                                                  SECURITIES
                                                                  UNDERLYING
  NAME AND PRINCIPAL          SALARY    BONUS   RESTRICTED STOCK   OPTIONS/         ALL OTHER
       POSITION         YEAR    ($)    ($)/(1)/ AWARD(S)($)/(2)/ SARS(#)/(3)/ COMPENSATION ($)/(4)/
  ------------------    ---- --------- -------- ---------------- ------------ ---------------------
Lewis E. Platt......... 1995 1,375,000 155,755     2,088,646        80,000           17,606
 Chairman, President    1994 1,087,500  91,888     1,670,404        70,000           17,246
  and Chief Executive   1993   818,750  53,988        44,612       100,000           39,423
  Officer, Chairman of
  the Executive
  Committee

Robert P. Wayman....... 1995   725,000  82,105       640,568        35,000           18,083
 Executive Vice Presi-  1994   632,292  53,127       836,356        30,000           16,046
  dent, Chief Financial 1993   550,000  36,401        28,911        40,000           22,658
  Officer and Director

Willem P. Roelandts.... 1995   535,000  60,583       327,529        20,000            6,083
 Senior Vice President  1994   477,500  40,348       425,122        20,000            8,594
                        1993   433,750  28,731        16,392        20,000           19,373

Richard E. Belluzzo.... 1995   517,500  58,612       528,441        25,000            6,083
 Executive Vice Presi-  1994   431,250  36,439       424,132        20,000            4,703
  dent                  1993   357,500  23,627     1,755,318        20,000           15,806

Edward W. Barnholt..... 1995   503,750  57,047       527,598        25,000            6,083
 Senior Vice President  1994   442,500  37,390       422,452        25,000            8,846
                        1993   393,750  26,057        19,771        13,000           16,916

  (See footnotes on following pages)

                    FOOTNOTES TO SUMMARY COMPENSATION TABLE

(1) The amounts shown in this column reflect payments under the Company's cash profit-sharing plan in which all employees of the Company participate.

(2) The amounts disclosed in this column represent the dollar values of (i) the Company's Common Stock which HP contributed in fiscal 1995, 1994 and 1993 under its Employee Stock Purchase Plan (the "Stock Purchase Plan") as a match for every two shares purchased by the named executive officers, (ii) for fiscal 1995 and 1994, performance-based restricted shares of Common Stock which the Company granted to the named executive officers in November 1994 and May 1994, respectively, and (iii) for fiscal 1993, restricted shares of Common Stock which the Company granted to Mr. Belluzzo.

    The Stock Purchase Plan is a broad-based plan which is available to all regular full-time or part-time employees after one year of Company service. The matching shares vest two years after the date of the Company's contributions, which occur on a rolling fiscal quarter basis, and are subject to forfeiture during the two-year period in the event of termination or certain other events. The named executive officers receive non-preferential dividends on these restricted shares.

    In fiscal 1995 and fiscal 1994, the Company granted performance-based restricted stock to the named executive officers in the following amounts and values based upon the grant date closing prices of $50.44 and $40.4375 per share, respectively (all share numbers and per share prices have been adjusted to reflect the two-for-one stock split which occurred in March
    1995): Mr. Platt, 40,000 shares ($2,017,600) and 40,000 shares
    ($1,617,500); Mr. Wayman, 12,000 shares ($605,280) and 20,000 shares
    ($808,750); Mr. Roelandts, 6,000 shares ($302,640) and 10,000 shares
    ($404,375); Mr. Belluzzo, 10,000 shares ($504,400) and 10,000 shares
    ($404,375); Mr. Barnholt, 10,000 shares ($504,400) and 10,000 shares
    ($404,375). The restricted stock will vest only to the extent that the Company achieves certain performance goals over a three-year period ending October 31, 1997 and 1996, for restricted stock granted in fiscal 1995 and fiscal 1994, respectively. The named executive officers receive non-preferential dividends on these shares.

    In fiscal 1993, the Company made two grants of restricted stock to Mr. Belluzzo in the amounts and values based upon the grant date closing prices of $35.56 and $34.22, respectively, of 20,000 shares ($711,200) and 30,000 shares ($1,026,600). (Share numbers and per share prices have been adjusted to reflect the two-for-one stock split which occurred in March 1995.) The restricted stock vests five years from the date of grant. Mr. Belluzzo receives non-preferential dividends on these shares.

    At October 31, 1995, the named executive officers held restricted stock in the following aggregate numbers and values, based on the October 31, 1995 closing price of $92.625 per share:

    Mr. Platt, 82,243 shares, $7,617,758; Mr. Wayman, 33,145 shares,
    $3,070,056; Mr. Roelandts, 36,837 shares, $3,412,027; Mr. Belluzzo, 70,799 shares, $6,557,757; and Mr. Barnholt, 20,748 shares, $1,921,784.

(3) All option numbers have been restated to reflect the two-for-one stock split which occurred in March 1995.

(4) The amounts disclosed in this column include:

    (a) Company contributions of $8,146 in fiscal year 1993 under HP's Deferred Profit-Sharing Plan, a defined contribution plan, on behalf of each of the named executive officers. Effective November 1, 1993, no further contributions have been made to the Deferred Profit-Sharing Plan.

    (b) Company contributions under HP's Tax Saving Capital Accumulation Plan, a defined contribution plan, in fiscal 1995, of $5,521 for Mr. Platt and $6,000 for each of Mr. Wayman, Mr. Roelandts, Mr. Belluzzo and Mr. Barnholt; in fiscal 1994, of $8,763 for each of Mr. Platt, Mr. Wayman and Mr. Barnholt, $8,511 for Mr. Roelandts and $4,620 for Mr. Belluzzo; and in fiscal 1993, of $2,998 for each of the named executive officers.

    (c) Company contributions of the following amounts in fiscal 1993, under HP's Excess Benefit Retirement Plan, operating as a defined contribution plan, on behalf of Mr. Platt, $20,996; Mr. Wayman, $11,431; Mr. Roelandts, $8,146; Mr. Belluzzo, $4,579; and Mr. Barnholt, $5,689. Effective November 1, 1993, the Excess Benefit Retirement Plan no longer operates as a defined contribution plan for future accruals.

    (d) Payment of $83 by the Company in each of fiscal 1995, 1994 and 1993, for term life insurance on behalf of each of the named executive officers.

    (e) Aggregate fees for attendance at Board of Directors meetings in fiscal 1995 of $12,000 for each of Mr. Platt and Mr. Wayman, in fiscal 1994 of $8,400 for Mr. Platt and $7,200 for Mr. Wayman and in fiscal 1993 of $7,200 for Mr. Platt.

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR/(1)/

  The following table provides information on option grants in fiscal 1995 to the named executive officers.

                                                 INDIVIDUAL GRANTS                            GRANT DATE VALUE
                         ------------------------------------------------------------------ ---------------------
                          NUMBER OF
                          SECURITIES     % OF TOTAL
                          UNDERLYING    OPTIONS/SARS
                         OPTIONS/SARS    GRANTED TO       EXERCISE                 MARKET
                           GRANTED      EMPLOYEES IN       PRICE      EXPIRATION  VALUE ON       GRANT DATE
        NAME               (#)/(2)/   FISCAL YEAR/(3)/ ($/SHARE)/(4)/    DATE    GRANT DATE PRESENT VALUE($)/(5)/
        ----             ------------ ---------------- -------------- ---------- ---------- ---------------------
Lewis E. Platt..........    80,000          1.6%           $50.44     Nov. 2004    $50.44        $1,281,600
Robert P. Wayman........    35,000          0.7%           $50.44     Nov. 2004    $50.44        $  560,750
Willem P. Roelandts.....    20,000          0.4%           $50.44     Nov. 2004    $50.44        $  320,400
Richard E. Belluzzo.....    25,000          0.5%           $50.44     Nov. 2004    $50.44        $  400,500
Edward W. Barnholt......    25,000          0.5%           $50.44     Nov. 2004    $50.44        $  400,500

                      FOOTNOTES TO OPTION/SAR GRANTS TABLE

(1) No stock appreciation rights were granted to executive officers in fiscal 1995.
(2) The options granted in 1995 are exercisable 25% after the first year from the grant date, 50% after the second year, 75% after the third year, and 100% after the fourth year. Under the terms of the option plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options. Option numbers have been restated to reflect the two-for-one-stock split which occurred in March 1995.
(3) The Company granted options representing 4,898,564 shares to employees in fiscal 1995.
(4) The Company may, but need not, permit the payment of applicable withholding taxes due upon exercise of an option by the withholding of shares otherwise issuable upon exercise of the option. Option exercise prices have been adjusted to reflect the two-for-one stock split which occurred in March 1995.
(5) The Company used a modified Black-Scholes model of option valuation to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. Calculations for the named executive officers are based on a six-year option term which reflects the Company's experience that its options, on average, are exercised within six years of grant. Other assumptions used for the valuations are: Interest rate of 5.8%; annual dividend yield of 1.0%; and volatility of 30.0%. The resulting values are reduced by 12.5% to reflect the Company's experience with forfeitures.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                             OPTION/SAR VALUES/(1)/

  The following table provides information on option/SAR exercises in fiscal 1995 by the named executive officers and the values of such officers' unexercised options/SARs at October 31, 1995.

                                                                                        VALUE OF UNEXERCISED
                                                 NUMBER OF SECURITIES UNDERLYING      IN-THE-MONEY OPTIONS/SARS
                                                   UNEXERCISED OPTIONS/SARS AT             AT FISCAL YEAR-
                           SHARES                        FISCAL YEAR-END                     END($)/(2)/
                         ACQUIRED ON    VALUE    -------------------------------      -------------------------
          NAME           EXERCISE(#) REALIZED($)  EXERCISABLE       UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
          ----           ----------- -----------  -----------       -------------     ----------- -------------
Lewis E. Platt..........        0     $      0             146,500            289,464 $10,582,475  $18,054,862
Robert P. Wayman........   20,000     $724,240             107,500            145,124 $ 7,853,725  $ 9,305,469
Willem P. Roelandts.....   18,060     $969,469              84,600             67,244 $ 6,147,130  $ 4,060,954
Richard E. Belluzzo.....    1,300     $ 44,324               5,000             75,000 $   288,150  $ 4,560,750
Edward W. Barnholt......   24,000     $930,864              45,650             76,494 $ 3,311,198  $ 7,228,683

---------
(1) No SARs are held by any of the named executive officers.
(2) The value of unexercised options is based upon the difference between the exercise price and the average of the high and low market prices on October 31, 1995 of $94.50. The numbers shown reflect the value of options accumulated over a ten-year period.

                                 PENSION PLANS

  The table that follows shows the estimated annual benefits payable upon retirement to Company employees in the United States under the Company's Deferred Profit-Sharing Plan (the "Deferred Plan") and the Company's Retirement Plan (the "Retirement Plan"), as well as the Company's Excess Benefit Retirement Plan (the "Excess Benefit Plan"). Effective November 1, 1993, no further contributions have been made to the Deferred Plan. After November 1, 1993, all future benefit accruals come from the Retirement Plan and the Excess Benefit Plan.

                ESTIMATED ANNUAL RETIREMENT BENEFITS/(1)//(2)/

  HIGHEST
 FIVE-YEAR             15                    20                   25                   30
  AVERAGE           YEARS OF              YEARS OF             YEARS OF             YEARS OF
COMPENSATION        SERVICE               SERVICE              SERVICE              SERVICE
------------        --------              --------             --------             --------
 $  400,000         $ 87,812              $117,083             $146,353             $175,624
    500,000          110,312               147,083              183,853              220,624
    600,000          132,812               177,083              221,353              265,624
    700,000          155,312               207,083              258,853              310,624
    800,000          177,812               237,083              296,353              355,624
    900,000          200,312               267,083              333,853              400,624
  1,000,000          222,812               297,083              371,353              445,624
  1,100,000          245,312               327,083              408,853              490,624
  1,200,000          267,812               357,083              446,353              535,624
  1,300,000          290,312               387,083              483,853              580,624
  1,400,000          312,812               417,083              521,353              625,624
  1,500,000          335,312               447,083              558,853              670,624
  1,600,000          357,812               477,083              596,353              715,624
  1,700,000          380,312               507,083              633,853              760,624
  1,800,000          402,812               537,083              671,353              805,624

---------
(1) Amounts exceeding $120,000 would be paid pursuant to the Excess Benefit
    Plan.
(2) Effective November 1, 1989, no more than $200,000, and effective November 1, 1994, no more than $150,000 (as adjusted from time to time by the Internal Revenue Service) of cash compensation may be taken into account in calculating benefits payable under the Retirement Plan.

  The compensation covered by the plans whose benefits are summarized in the table above equals base pay. The covered compensation for each of the executive officers named in the Summary Compensation Table is the highest five-year average of the amounts shown in the "Salary" column of that table. For each of these named executive officers, the current compensation covered by the plans is at least 10% less than the aggregate compensation set forth in the Summary Compensation Table.

  Officers named in the Summary Compensation Table have been credited with the following years of service: Mr. Platt, 29 years; Mr. Wayman, 26 years; Mr. Roelandts, 12 years; Mr. Belluzzo,

20 years; and Mr. Barnholt, 29 years. Mr. Roelandts has a total of 28 years of service to the Company and its subsidiaries, and earned retirement benefits while an employee of the Company's French and Belgian subsidiaries. The Company expects that, under its policy governing international transfers, Mr. Roelandts' ultimate retirement benefit will be determined in accordance with the U.S. plans whose benefits are summarized in the table.

  Retirement benefits shown are payable at age 65 in the form of a single life annuity to the employee and reflect the maximum offset allowance currently in effect under Section 401 (1) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), to compute the offset for such benefits under the plans. For purposes of calculating the benefit, an employee may not be credited with more than 30 years of service.

                      OFFICERS EARLY RETIREMENT PLAN/(1)/

  The following table shows the fully vested estimated annual benefits payable upon retirement to HP officers in the United States under the Company's Officers Early Retirement Plan (the "Officers Plan"). Effective for officers elected on or after November 1, 1993, an officer must work five years after becoming an officer to be fully vested under the Officers Plan unless the Board approves a shorter period.

                    15             20             25             30             35
   FINAL         YEARS OF       YEARS OF       YEARS OF       YEARS OF       YEARS OF
COMPENSATION     SERVICE        SERVICE        SERVICE        SERVICE        SERVICE
------------     --------       --------       --------       --------       --------
 $  400,000      $120,000       $140,000       $160,000       $180,000       $200,000
    500,000       150,000        175,000        200,000        225,000        250,000
    600,000       180,000        210,000        240,000        270,000        300,000
    700,000       210,000        245,000        280,000        315,000        350,000
    800,000       240,000        280,000        320,000        360,000        400,000
    900,000       270,000        315,000        360,000        405,000        450,000
  1,000,000       300,000        350,000        400,000        450,000        500,000
  1,100,000       330,000        385,000        440,000        495,000        550,000
  1,200,000       360,000        420,000        480,000        540,000        600,000
  1,300,000       390,000        455,000        520,000        585,000        650,000
  1,400,000       420,000        490,000        560,000        630,000        700,000
  1,500,000       450,000        525,000        600,000        675,000        750,000
  1,600,000       480,000        560,000        640,000        720,000        800,000
  1,700,000       510,000        595,000        680,000        765,000        850,000
  1,800,000       540,000        630,000        720,000        810,000        900,000

---------
(1) Benefits start no earlier than age 60, unless earlier benefits are approved by the Board, and end upon reaching age 65. Annual benefits shown in the table assume retirement at age 60. Benefits which start before age 60 are reduced.

  Under the Officers Plan, officers may retire at age 60, or earlier if approved by the Company's Board of Directors. A retiring officer receives under the Officers Plan a percentage of his annual salary at retirement until age 65, at which time any benefits under the Officers Plan terminate and standard retirement benefits begin. The benefits are not subject to deduction for any offset amounts. The percentage of salary received by an officer retiring before age 65 is based on a formula that includes age, date of election as an officer and years of service as factors.

  The compensation covered by the Officers Plan is the retiring officer's base rate of pay (the "Rate of Pay") averaged over the last four fiscal quarters of active employment with the Company. The Rate of Pay for a retiring officer would equal the rate used to determine the amount in the "Salary" column of the Company's Summary Compensation Table.

  The estimated credited years of service for each of the named executive officers as of October 31, 1995, are as follows: Mr. Platt, 29 years; Mr. Wayman, 26 years; Mr. Roelandts, 28 years; Mr. Belluzzo, 20 years; and Mr. Barnholt, 28 years.

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 25 shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act or under the Exchange Act.

                      REPORT OF THE COMPENSATION COMMITTEE

  The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and shareholders.

COMPENSATION PHILOSOPHY

  The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers whose contributions are critical to the long-term success of the Company. The Company's compensation program for executive officers is based on the same four principles applicable worldwide to compensation decisions for all employees of the Company:

  . The Company pays competitively.

      The Company is committed to maintaining a pay program that helps attract and retain the best people in the industry. To ensure that pay is competitive, the Company regularly compares its pay practices with those of other leading companies and sets its pay parameters based on this review.

  . The Company pays for sustained performance.

      Executive officers are rewarded based upon corporate performance, business unit performance and individual performance. Corporate performance and business unit performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as profitability, performance relative to competitors and timely new product introductions. Individual performance is evaluated by reviewing organizational and management development progress against set objectives and the degree to which teamwork and Company values are fostered.

  . The Company strives for fairness in the administration of pay.

      The Company strives to compensate a particular individual equitably compared to other executives at similar levels both inside the Company and at comparable companies.

  . The Company believes that employees should understand the performance evaluation and pay administration process.

  The process of assessing performance is as follows:

    1. At the beginning of the performance cycle, the evaluating manager and the employee set and agree upon objectives and key goals.

    2. The evaluating manager gives the employee ongoing feedback on performance.

    3. At the end of the performance cycle, the manager evaluates the accomplishment of objectives and key goals.

    4. The manager compares the results to the results of peers within the Company.

    5. The evaluating manager communicates the comparative results to the employee.

    6. The comparative results affect decisions on salary and, if applicable, stock options.

COMPENSATION VEHICLES

  The Company has had a long and successful history of using a simple total compensation program that consists of cash- and equity-based compensation. Having a compensation program that allows the Company to attract and retain key employees permits it to provide useful products and services to customers, enhance shareholder value, motivate technological innovation, foster teamwork, and adequately reward employees. The vehicles are:

  CASH-BASED COMPENSATION

    Salary

    The Company establishes salary ranges for employees by reviewing the aggregate of base salary and annual bonus for competitive positions in the market. The Company surveys approximately fifty companies, 50% of which are in the S&P High Technology Composite Index (the "S&P High Tech Index"). The remaining 50% are other "Fortune 100" companies which are included within the S&P 500 Index. Generally, the Company sets its competitive salary midpoint for an executive officer position at the median level compared to those companies it surveys. The Company then creates a salary range based on this midpoint. The range is designed to place an executive officer above or below the midpoint, according to that officer's overall individual performance. As described above, overall individual performance is measured against the following factors: long-term strategic goals, short-term business goals, profitability, the development of employees and the fostering of teamwork and other Company values. In both setting goals and measuring an executive officer's performance against those goals, the Company takes into account the performance of its competitors and general economic and market conditions. None of the factors included in the Company's strategic and business goals is assigned a specific weight. Instead, the Company recognizes that these factors may change in order to adapt to specific business challenges and to changing economic and marketplace conditions.

    The Company does not have a bonus plan.

    Cash Profit-Sharing

    The Company has a worldwide profit-sharing plan under which it distributes to all employees, including executive officers, who have been employed continuously for at least six months, twelve percent of its profits before taxes and other adjustments. The Company believes that all employees share the responsibility of achieving profits. Accordingly, it shares a portion of these profits with all employees. The same profit-sharing percentage applies to each employee worldwide, with the payment determined by applying this percentage to the individual's salary level.

  EQUITY-BASED COMPENSATION

    Stock Incentive Program

    The purpose of this program is to provide additional incentives to employees to work to maximize shareholder value. The Company also recognizes that a stock incentive program is a necessary element of a competitive compensation package for its employees. The program utilizes vesting periods to encourage key employees to continue in the employ of the Company and thereby acts as a retention device for key employees. The Company believes that the program encourages employees to maintain a long-term perspective. The Company grants stock options annually to a broad-based group representing approximately twelve percent of the total employee population.

    In determining the size of an option award for an executive officer, the Compensation Committee's (the "Committee") primary considerations are the "grant value" of the award and the performance of the officer measured against the same performance criteria described above under "Cash-based Compensation" which is used to determine salary. To determine the grant value guidelines for option awards, the Company surveys the same group of companies it surveys for salary purposes. The Company compares an option's market value, as determined annually by calculating a three-year rolling average of the Company's stock price, to the cash component of compensation--salary--for a given executive position. Because the Company does not have a bonus plan, it compares salary for an officer of the Company to a combination of salary and bonus for an officer of a competitor. Based upon a survey of the cash and equity components of compensation for comparable positions in the market, the Company then determines what percentage of this competitive compensation it believes should be represented by the value of an option grant. In addition to considering the grant value and the officer's performance, the Committee also considers the number of outstanding unvested options which the officer holds and the size of previous option awards to that officer. The Committee does not assign specific weights to these items.

    The Company also periodically grants restricted stock to certain key employees the Company wishes to retain. The Committee may structure this restricted stock to vest upon the satisfaction of specified performance goals or upon the lapse of certain time periods. During fiscal 1995, the Company granted performance-based restricted stock to certain key executives. Any entitlement to delivery of these restricted shares after the three-year performance period ending October 31, 1997 will depend on whether the Company meets certain goals with respect to earnings per share and return on assets.

    Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's Chief

  Executive Officer or any of the four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Company does not have a policy that requires or encourages the Committee to qualify stock options or restricted stock awarded to executive officers for deductibility under
  Section 162(m) of the Internal Revenue Code. However, the Committee does consider the net cost to the Company in making all compensation decisions.

CEO COMPENSATION

  Lewis E. Platt has been President and Chief Executive Officer ("CEO") of the Company since November 1, 1992 and Chairman of the Board since September 1993. The Committee used the same compensation policy described above for all employees to determine Mr. Platt's fiscal 1995 compensation.

  In setting both the cash-based and the equity-based elements of Mr. Platt's compensation, the Committee made an overall assessment of Mr. Platt's leadership in achieving the Company's long-term strategic and business goals.

SALARY

  Mr. Platt's base salary reflects a consideration of both competitive forces and the Company's performance. The Committee does not assign specific weights to these categories.

  Competitive Forces

  The Company surveys total cash compensation for chief executive officers at the same group of companies described under "Cash-based Compensation" above. When setting CEO compensation, the Company believes that it is especially relevant to survey additional companies that are not a part of the S&P High Tech Index because of the possibility of a company outside one industry recruiting a CEO from another industry. Based upon its survey, the Company then determines a median around which it builds a competitive range of compensation for the CEO. As a result of this review, the Committee concluded that Mr. Platt's salary was in the low end of the competitive market for CEOs. In addition, the Committee is keenly aware that other companies within its industry look to HP as a prime place to recruit managerial talent. A market survey published in the August 8, 1994 edition of "Business Week" asked 100 senior executives of technology companies for the one place they would most like to recruit senior executives. HP was the most frequent response. The Company believes that the results of this market survey continue to reflect the current hiring environment.

  Performance

  Through the first quarter of fiscal 1995, Mr. Platt's annual salary was $1,150,000, the amount the Committee set in February 1994. In January 1995, the Committee reviewed Mr. Platt's salary. It considered the Company's financial results as compared to other companies within the high-technology industry, HP's financial performance for fiscal 1994 as compared to fiscal 1993, Mr. Platt's salary relative to the salaries of CEOs who have comparable positions of responsibility, complexity and scope within and outside of the high-technology industry, the growth of the Company's stock price relative to other companies in the S&P High Tech Index and the S&P 500 Index and Mr. Platt's salary history. Given the Company's strong financial performance, favorable comparison to peer companies and Mr. Platt's relative position on his salary range, the Committee increased Mr. Platt's salary from $1,150,000 to $1,450,000, effective February 1, 1995.

STOCK OPTIONS; PERFORMANCE-BASED RESTRICTED STOCK

  The Company follows the same policy described above to determine Mr. Platt's stock incentive awards as it does for other executive officers. Stock options and performance based-restricted stock are granted to encourage and facilitate personal stock ownership by the executive officers and thus strengthen both their personal commitment to the Company and a longer term perspective in their managerial responsibilities. This component of an executive officer's compensation directly links the officers' interests with those of the Company's other shareholders.

  In November 1994, the Committee granted Mr. Platt an option to purchase 80,000 shares (adjusted to reflect the two-for-one stock split which occurred in March 1995) with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. In granting the option to Mr. Platt, the Committee reviewed the grant value guidelines described above under "Equity-based Compensation," evaluated his performance against the performance criteria described above under the "Performance" section of "Salary", considered his holdings of unvested option shares and took into account the size of previous option awards to Mr. Platt.

  In November 1994, the Committee also granted Mr. Platt 40,000 shares (adjusted to reflect the two-for-one stock split which occurred in March 1995) of performance-based restricted stock. Any entitlement to delivery of shares after the three-year performance period ending October 31, 1997 will depend on whether the Company meets certain goals with respect to earnings per share and return on assets. To the extent the Company exceeds these goals, Mr. Platt may receive additional shares. In determining this award, the Committee considered Mr. Platt's salary and stock grant history, the number of unvested Company shares he holds, the Committee's evaluation of his performance and the size of the proposed grant to Mr. Platt as compared to the size of grants to Mr. Platt's senior staff members. Working within these parameters, the Committee made an assessment that an award of 40,000 performance-based restricted shares to Mr. Platt was appropriate.

                                             COMPENSATION COMMITTEE

                                             John B. Fery, Chair
                                             Thomas E. Everhart
                                             Harold J. Haynes
                                             Susan P. Orr
                                             Donald E. Petersen

                               PERFORMANCE GRAPH

  Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
              AMONG HEWLETT-PACKARD COMPANY, THE S&P 500 INDEX
                    AND THE S&P HIGH TECH COMPOSITE INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period            HEWLETT-         S&P        S&P HIGH TECH
(Fiscal Year Covered)         PACKARD       500 INDEX    COMPOSITE INDEX
-------------------          ----------     ---------    ---------------
Measurement Pt-  10/90       $100           $100         $100
FYE   10/91                  $196           $134         $128
FYE   10/92                  $224           $147         $129
FYE   10/93                  $293           $169         $161
FYE   10/94                  $395           $175         $195
FYE   10/95                  $755           $221         $296

*$100 INVESTED ON 10/31/90 IN STOCK OR
 INDEX, INCLUDING REINVESTMENT OF
 DIVIDENDS. FISCAL YEAR ENDING 10/31.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  There are no "interlocks" as defined by the Commission, with respect to any member of the Compensation Committee. The following non-employee directors served on the Compensation Committee during fiscal 1995: John B. Fery (Chair), Thomas E. Everhart, Harold J. Haynes, Susan P. Orr and Donald E. Petersen.

                          TRANSACTIONS WITH MANAGEMENT

  EQUIPMENT LOANS TO DIRECTORS. The Company has a program under which non-employee directors of the Company may borrow certain HP personal computer products for their own use. Several directors participated in this program in fiscal 1995. The aggregate fair rental value of equipment loaned to directors under this program in fiscal 1995 was approximately $66,500.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

  From time to time certain shareholders of the Company submit proposals that they believe should be voted upon by the shareholders. The Commission has adopted regulations that govern the inclusion of such proposals in the Company's annual proxy materials. All such proposals must be submitted to the Secretary of the Company no later than September 17, 1996 in order to be considered for inclusion in the Company's 1997 proxy materials.

                      APPROVAL OF INDEPENDENT ACCOUNTANTS

  The Board of Directors, upon the recommendation of the Company's current Audit Committee consisting of six non-employee directors, Shirley M. Hufstedler, Richard A. Hackborn, Harold J. Haynes, Walter B. Hewlett, David M. Lawrence and Paul F. Miller, Jr. has appointed Price Waterhouse LLP as the Company's independent accountants to audit the consolidated financial statements of the Company for the 1996 fiscal year. Price Waterhouse LLP served as the Company's independent accountants for the fiscal year ended October 31, 1995, and during the course of that fiscal year they were also engaged by the Company to provide certain tax and consulting services.

  The Board of Directors recommends that the shareholders vote FOR approval of the appointment of Price Waterhouse LLP as the Company's independent accountants for the succeeding year. If the appointment is not approved, the Board will select other independent accountants. Representatives of Price Waterhouse LLP will be present at the meeting to respond to appropriate questions from the shareholders and will be given the opportunity to make a statement should they desire to do so.

               MATTERS NOT DETERMINED AT THE TIME OF SOLICITATION

  If any matters should come before the meeting other than the election of directors and the proposal to approve the appointment of Price Waterhouse LLP as the Company's independent accountants for the succeeding year, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                                VOTE OF PROXIES

  All shares represented by duly executed proxies will be voted for the election of the nominees named above as directors unless authority to vote for the proposed slate of directors or any individual director has been withheld. If for any unforeseen reason any of such nominees should not be available as a candidate for director, the proxies will be voted in accordance with the authority conferred in the proxy for such other candidate or candidates as may be nominated by the Board of Directors. With respect to the proposal to approve the appointment of Price Waterhouse LLP as the Company's independent accountants, all such shares will be voted for or against, or not voted, as specified on each proxy. If no choice is indicated, a proxy will be voted for the proposal to approve Price Waterhouse LLP as the Company's independent accountants.

                                             By Order of the Board of
                                             Directors

                                             D. Craig Nordlund
                                             Associate General Counsel and
                                             Secretary

Dated: January 15, 1996

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                           [LOGO OF HEWLETT-PACKARD]



    5964-6523EUS

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

                            HEWLETT-PACKARD COMPANY

               ANNUAL MEETING OF SHAREHOLDERS FEBRUARY 27, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Lewis E. Platt and D. Craig Norlund and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Common Stock of Hewlett-Packard Company held of record by the undersigned on December 29, 1995, at the annual meeting of shareholders to be held on Tuesday, February 27, 1996, or any adjournment thereof.

      IMPORTANT--THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

                            HEWLETT-PACKARD COMPANY
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [_]

1.  Election of Directors -
    T.E. Everhart, J.B. Fery, J.P.G. Gimon, S. Ginn, R.A. Hackborn, W.B. Hewlett, G.A. Keyworth II, D.M. Lawrence, P.F. Miller, Jr., S.P. Orr, D.W. Packard, D.E. Petersen, L.E. Platt, and R.P. Wayman

                           FOR ALL
    FOR      WITHHELD      EXCEPT   NOMINEE(S) WRITTEN BELOW

    [_]        [_]          [_]     _________________________________________

    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED)

2. Proposal to Approve the Appointment of Price Waterhouse LLP as Independent Accountants.

    FOR      AGAINST       ABSTAIN

    [_]        [_]          [_]

3. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK IN OVAL IF YOU PLAN TO ATTEND THE ANNUAL MEETING:

I plan to attend the annual meeting. Please send me an admission ticket. [_]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.


Dated _____________________, 1996

_________________________________
Signature

_________________________________
Signature

Please sign exactly as your name or names appear on the reverse side. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.